EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports

Fiscal 2012 Second Quarter Financial Results

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Hollywood, CA – March 13, 2012 —Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced financial results for its fiscal 2012 second quarter ended January 28, 2012.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “Although we are disappointed with our performance this quarter, we are making improvements to our products and operations across the business. Our results were adversely affected by an increase in product promotions during the month of January 2012 to stimulate sales of clearance merchandise in a promotionally competitive environment, as well as an increase in shipping offers during the quarter.”

Mr. Lynch continued, “We are working to expand our product categories and ensure that our products meet current trends. We recently launched our new denim collection, which is now available for purchase in stores and online, and we expanded our dress offerings into all of our stores.”

“We are also continuing to explore ways to improve our real estate portfolio through negotiations with our landlords. During the second quarter of fiscal 2012, we successfully negotiated the termination of leases for three of our poorest performing stores. One of these stores closed at the end of January and two closed at the end of February. For fiscal year 2011, these three stores had an aggregate four wall cash flow loss of $630,000. In addition, we are seeking ways to profitably expand our store base,” concluded Mr. Lynch.

Fiscal 2012 Second Quarter Compared to Fiscal 2011 Second Quarter:

•         Net loss was $3.5 million or $(0.09) per diluted share, compared to a net loss of $3.3 million or $(0.08) per diluted share.

•         Adjusted EBITDA from continuing operations was a loss of $2.3 million compared to loss of $1.3 million. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

•         Net sales decreased less than 1% to $32.5 million from $32.6 million.

o   Total store sales increased 4.6% to $19.1 million, while comparable store sales increased 5.3% as compared to the three months ended January 29, 2011.

o   Direct sales (catalog and website operations) decreased 5.4% to $12.1 million.

o   Other revenue, consisting of shipping revenue, commissions earned on direct sell-through programs, breakage on gift cards and product sales to the Company’s licensing partner in the Middle East, decreased 11.9% to $1.4 million.

•         Gross margin, as a percentage of net sales, was 31.2% compared to 35.0%. This decrease was primarily attributable to an increase in shipping offers as well as product promotions during the month of January 2012 to stimulate sales of clearance merchandise in a promotionally competitive environment.

•         Selling, general and administrative expenses decreased by 4.5% to $13.2 million, or 40.7% of sales, from $13.9 million or 42.5% of sales.

Fiscal Six Months Ended January 28, 2012 Compared to Fiscal Six Months Ended January 29, 2011:

•         Net loss was $5.9 million, or $(0.15) per diluted share, compared to a net loss of $4.5 million, or $(0.12) per diluted share.

o   Net loss from continuing operations increased to $5.9 million from $3.1 million.

o   There was no activity related to discontinued operations compared to a net loss of $1.4 million, which included a gain of approximately $1.1 million resulting from the sale of the wholesale business in October 2010.

•         Adjusted EBITDA from continuing operations was a loss of $3.3 million compared to a loss of $0.2 million. A reconciliation of GAAP results to Adjusted EBITDA from continuing operations, a non-GAAP measurement, is provided in the accompanying table.

•         Net sales decreased less than 1% to $60.9 million from $61.2 million.

o   Total store sales increased 4.2% to $38.2 million, while comparable store sales increased by 5.3% as compared to the six months ended January 29, 2011.

o   Direct sales decreased 5.5% to $20.1 million.

o   Other revenue decreased 20.9% to $2.6 million.

•         Gross margin, as a percentage of net sales, decreased to 32.4% from 37.4%. This decrease was attributable to an increase in product and shipping promotional offers, and a $767,000 decrease in margin assistance from vendors.

•         Selling, general and administrative expenses decreased by 2.0% to $24.7 million, or 40.6% of sales, from $25.2 million or 41.2% of sales.

Non-GAAP Financial Measures

For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net loss appearing on the statement of operations plus depreciation and amortization, interest, income tax expense and stock compensation expense. Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•         Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•         Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

(in thousands)	Three Months Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net loss from continuing operations	$(3,538)	$(2,794)	$(5,870)	$(3,091)
Depreciation and amortization	651	769	1,316	1,611
Interest	431	344	852	743
Income tax expense	17	15	34	40
Stock compensation expense	186	403	320	499
Adjusted EBITDA from continuing operations	$(2,253)	$(1,263)	$(3,348)	$(198)

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Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 119 specialty retail stores, a world-famous catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:

Frederick’s of Hollywood Group Inc.

Thomas Rende, CFO

(212) 779-8300

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

 (Tables Below)

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FREDERICK’S OF HOLLYWOOD GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 28,	July 30,
	2012	2011
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$322	$448
Accounts receivable	1,107	1,214
Income tax receivable	51	51
Merchandise inventories	18,306	14,816
Prepaid expenses and other current assets	2,249	2,108
Deferred income tax assets	68	68
Total current assets	22,103	18,705
PROPERTY AND EQUIPMENT, Net	7,807	8,925
INTANGIBLE ASSETS	18,259	18,259
OTHER ASSETS	590	588
TOTAL ASSETS	$48,759	$46,477
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving credit facility	$9,189	$5,415
Accounts payable and other accrued expenses	25,652	21,250
Total current liabilities	34,841	26,665
DEFERRED RENT AND TENANT ALLOWANCES	4,182	4,749
TERM LOAN	7,755	7,527
OTHER	-	5
DEFERRED INCOME TAX LIABILITIES	7,372	7,372
TOTAL LIABILITIES	54,150	46,318
TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	(5,391)	159
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$48,759	$46,477

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FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Net sales	$32,520	$32,582	$60,883	$61,199
Cost of goods sold, buying and occupancy	22,381	21,167	41,184	38,315
Gross profit	10,139	11,415	19,699	22,884
Selling, general and administrative expenses	13,229	13,850	24,683	25,192
Operating loss	(3,090)	(2,435)	(4,984)	(2,308)
Interest expense, net	431	344	852	743
Loss before income tax provision	(3,521)	(2,779)	(5,836)	(3,051)
Income tax provision	17	15	34	40
Net loss from continuing operations	(3,538)	(2,794)	(5,870)	(3,091)
Net loss from discontinued operations, net of tax benefit of $0 and $266 for the three and six months ended January 29, 2011, respectively	-	(460)	-	(1,393)
Net loss	$(3,538)	$(3,254)	$(5,870)	$(4,484)
Basic and diluted net loss per share from continuing operations	$(0.09)	$(0.07)	$(0.15)	$(0.08)
Basic and diluted net loss per share from
discontinued operations	-	(0.01)	-	(0.04)
Total basic and diluted net loss per share	$(0.09)	$(0.08)	$(0.15)	$(0.12)
Weighted average shares outstanding – basic and diluted	38,790	38,453	38,742	38,401

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